Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International, Inc.:
We consent to the incorporation by reference in the Registration Statement Nos. 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, 333-157050 and 333-201929 on Form S-8; Registration Nos. 333-74902 and 333-188252 on Form S-3; and Registration Statement No. 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 24, 2015, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 24, 2015 and June 25, 2014, and the related consolidated statements of comprehensive income, shareholders' (deficit) equity, and cash flows for each of the years in the three-year period ended June 24, 2015, and the effectiveness of internal control over financial reporting as of June 24, 2015, which reports appear in the 2015 annual report on Form 10-K of Brinker International, Inc.
/s/ KPMG LLP
Dallas, Texas
August 24, 2015